Exhibit 99.2

EMPLOYEE EMAIL TO ANNOUNCE TRANSACTION

November 4, 2019

Dear Wright team member,

Today Wright announced an agreement to be acquired by Stryker, one of the world’s leading medical technology companies, for a total equity value of approximately $4.7 billion, including the value of outstanding convertible notes, and a total enterprise value of approximately $5.4 billion. Both our board of directors and I unanimously believe the opportunities this transaction presents--for our company, our customers, our employees and our shareholders--is tremendous. Attached to this email you will find a copy of the press releases that were issued today by Wright and by Stryker along with a Frequently Asked Questions document, which we hope will answer some of the questions you may have.

Thus far in our journey as Wright Medical, we have transformed our business to become the #1 extremities company in the world, with market leading positions in shoulder, foot & ankle and biologics. We have a portfolio of products that have propelled our business forward, including three of the four PMA-approved products in all of orthopaedics. This is a direct result of your hard work and focus on executing our plans over the last several years. I could not be more proud of our team and the results we have delivered across our business and functional areas. I am certain that Stryker’s leadership position, combined with its excellent track record of delivering results in an innovation-led business, its deep expertise in the orthopaedics market and their knowledge of Wright, make them the right company to build on our company’s success into the future.

Now I would like to share some insights into this historic development for our company.

Who is Stryker and why are they acquiring Wright?

Stryker is one of the world’s leading medical technology companies offering innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. With approximately 36,000 employees worldwide, Stryker had 2018 sales of $13.6 billion and has delivered 39 straight years of sales growth. Stryker was also named one of the 25 World’s Best Workplaces for the third consecutive year by Fortune, in partnership with Great Place to Work.

Wright brings a highly complementary product portfolio and customer base to Stryker’s trauma and extremities business.

Wright’s leading upper extremity portfolio and advanced preoperative planning technology will significantly add to Stryker’s offering. Additionally, Wright’s lower extremity and biologics will complement Stryker’s portfolio and strengthen the company’s position in this high-growth segment. Together, this proposed combination offers significant opportunities to advance innovation, improve outcomes and reach more patients.

I have no doubt that your hard work and unwavering commitment to our vision to be “Your First Choice in Extremities and Biologics” garnered their admiration and interest in us as a company. Together, by merging our complementary strengths and collective resources into one organization, we will be able to advance our broad platform of extremities technologies as part of a leading global healthcare products company that shares our vision of delivering breakthrough and innovative surgical solutions for improved patient outcomes. In addition, this transaction provides the opportunity for further innovation to support extremities market growth and procedure penetration worldwide, while our employees will be afforded the opportunity to be part of a larger organization with greater resources for sustained success in our industry.

What’s next?

First and most importantly, we should all stay focused on providing high quality products and great service to our customers. Thousands of surgeons and their patients are counting on us every day and we have to continue to support them with the same passion and commitment that we always do.

At this point in the process, we will now work on obtaining the required regulatory and shareholder approvals necessary to close this transaction and on planning for the integration. We expect the transaction to close in the second half of 2020. It is very important that you keep in mind that we must operate as independent companies until the transaction closes. Therefore, we must compete as vigorously as we did before the announcement of the merger. In the coming months, we will be having interactions with Stryker and many of you will have opportunities to interface with members of their team, but there are rules we must follow on those interactions, so you should not be reaching out directly.

I know I can count on you to focus on our objectives and continue serving our customers with the same passion and commitment that they have come to expect from Wright. We will make every effort to keep you informed throughout this process with periodic updates.

Stryker investor conference call today

Stryker will hold a conference call for investors today, beginning at 7:00 AM Central (U.S.) Time. We encourage you to listen to this call to hear from Stryker’s leadership. This call can be accessed three ways:

•	By webcast at Stryker’s website: www.stryker.com (the call will be archived on the investor relations page of this site)

•	By telephone: The number is 877-702-4565 (U.S.) or 647-689-5532 (International) and be prepared to provide conference ID number 9898250 to the operator.

•

Through an audio replay: A replay of the conference call will be available beginning at 10:30 AM CT on Monday, November 4, 2019, until 10:59 PM CT, on Monday, November 11, 2019. To hear this recording, dial 800-585-8367 (U.S.) or 416-621-4642 (International) and enter the conference ID number 9898250.

Wright all-employee conference call today

Following Stryker’s investor call, I will be hosting an employee conference call this morning at 9:00 AM Central Time (7:00 AM Pacific Time; 10:00 AM Eastern Time; 2:00 PM Ireland Time; 3:00 PM France Time) just for our company employees, to provide additional information about this proposed transaction and what it means for you. This call can be accessed three ways:

•	By webcast: https://edge.media-server.com/mmc/p/7zhsz4fo

•	By telephone: The number is 844-295-9436 (U.S.) or 574-990-1040 (International) and be prepared to provide conference passcode “WRIGHT” to the operator.

•

Through an audio replay: A replay of the conference call will be available beginning at 1:00 PM CT on Monday, November 4, 2019, until 1:00 PM CT, on Monday, November 11, 2019. To hear this recording, dial 855-859-2056 (U.S.) or 404-537-3406 (International) and enter the conference ID number 9680687.

Today and over the next several days, we will also be hosting Town Hall meetings for employees in Memphis, Arlington, Bloomington, Montbonnot, Cork and other locations. We will also schedule conference calls for our US Upper Extremities, US Lower Extremities and International Sales Teams. You will be receiving more information about these employee meetings and sales conference calls by separate email.

You will also have an opportunity to hear from Stryker’s leadership team at employee meetings in Memphis, Bloomington, Montbonnot and Cork this week. For those of you that are not in one of these locations, the meeting in Memphis will be recorded and made available to all employees.

Please note that over the coming weeks, you may be contacted by members of the media, financial community or the general public regarding this transaction. It is very important that you do not comment, and you forward any calls you receive to Julie Dewey, our Chief Communications Officer, at 901-290-5817 or julie.dewey@wright.com.

In closing

Today’s announcement marks the culmination of many years of hard work to transform our company to be the #1 extremities company in the world and a major step forward in our company’s history. I am very proud of the progress that Wright has made, and I sincerely thank each of you for your hard work and dedication. You should also be very proud of the fact that the good work we do every day enhances the lives of thousands of people around the world. I am confident that with Stryker, we can accelerate our ability to positively impact physicians, patients and our employees who have made this possible.

Best regards,

ROBERT PALMISANO | President & Chief Executive Officer

Wright Medical Group N.V.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products, including the ability to achieve wide market acceptance of the Company’s products due to clinical, regulatory, cost reimbursement and other issues; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and other proposed transactions; uncertainties as to how many of the Company’s shareholders will tender their shares in the offer or approve the resolutions to be solicited at the extraordinary general meeting (the “EGM”); the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the effects of the proposed transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (the “SEC”) by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9, proxy statement and other documents to be filed by the Company. All forward-looking statements are based on information currently available to the Company, and the Company assumes no obligation to update any forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

The tender offer for Wright’s outstanding ordinary shares referenced herein has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Stryker will file with the SEC a Tender Offer Statement on Schedule TO, and Wright will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Wright also intends to file with the SEC a proxy statement in connection with the EGM, at which the Wright shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

PARTICIPANTS IN THE SOLICITATION

Wright, its directors and executive officers and other members of its management and employees, as well as Stryker and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Wright’s shareholders in connection with the EGM Proposals. Information about Wright’s directors and executive officers and their ownership of Wright’s ordinary shares is set forth in the proxy statement for Wright’s 2019 annual general meeting of shareholders, which was filed with the SEC on May 17, 2019. Information about Stryker’s directors and executive officers is set forth in the proxy statement for Stryker’s 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Wright’s directors and executive officers in the transaction, which may be different than those of Wright’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.